NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium posts 2010 Annual Report
March 7, 2011 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that the 2010 Annual Report, including Management’s Discussion and Analysis and Audited Consolidated Financial Statements, and the Annual Information Form (AIF), are now available on the company’s website, www.agrium.com. Agrium has also filed its Form 40-F with the U.S. Securities and Exchange Commission. The documents are available on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov (for the Form 40-F), and the Canadian Securities Administrators’ website at www.sedar.com.
Shareholders may request a hard copy of the 2010 Annual Report, including audited financial statements free of charge by contacting Agrium through our web page or in writing to the address below, or alternatively, through the following website: http://investorcalendar.ar.wilink.com.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
FOR FURTHER INFORMATION:
Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Agrium Investor Relations
13131 Lake Fraser Drive, S.E.
Calgary, Alberta
Canada T2J 7E8
Todd Coakwell, Manager, Investor Relations
(403) 225-7437
Contact us at: www.agrium.com